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                                                                       Exhibit 9

                                AGENCY AGREEMENT

     THIS AGREEMENT made as of the _______ day of ______________, 19___, by and between ARIEL GROWTH FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at 307 N. Michigan Ave., Suite 500, Chicago, Illinois 60601 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri 64105 ("IFTC"):

                                  WITNESSETH:

     WHEREAS, Fund desires to appoint IFTC as Transfer Agent and Paying Agent, and IFTC desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   Documents to be Filed with Appointment.

     In connection with the appointment of IFTC as Transfer Agent and Paying Agent for Fund, there will be filed with IFTC the following documents:

     A. A certified copy of the resolutions of the Board of Directors of Fund appointing IFTC as Transfer Agent and Paying Agent, approving the form of this Agreement, and designating certain persons to sign stock certificates, if any, and give written instructions and requests on behalf of Fund;

     B. A certified copy of the Articles of Incorporation of Fund and all amendments thereto;

     C.   A certified copy of the Bylaws of Fund;

     D. Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

     E. Specimens of all forms of outstanding stock certificates, in the forms approved by the Board of Directors of Fund, with a certificate of the Secretary of Fund, as to such approval;

     F. Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and individuals authorized to sign written instructions and requests;

     G.   An opinion of counsel for Fund with respect to:

          (1) Fund's organization and existence under the laws of its state of organization;
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          (2)   The status of all shares of stock of Fund covered by the
                appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

          (3) That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

2.   Certain Representations and Warranties of IFTC.

     IFTC represents and warrants to Fund that:

     A. It is a trust company duly organized and existing and in good standing under the laws of Missouri.

     B. It is duly qualified to carry on its business in the State of Missouri.

     C. It is empowered under applicable laws and by its Articles of Incorporation and bylaws to enter into and perform the services contemplated in this Agreement.

     D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

     E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.   Certain Representations and Warranties of Fund.

     Fund represents and warrants to IFTC that:

     A. It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     B. It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

     C. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of Fund being offered for sale.

     D. All requisite steps have been and will continue to be taken to register Fund's shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state.

     E. Fund is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

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4.   Scope of Appointment.

     A. Subject to the conditions set forth in this Agreement, Fund hereby appoints IFTC as Transfer Agent and Paying Agent.

     B. IFTC hereby accepts such appointment and agrees that it will act as Fund's Transfer Agent and Paying Agent. IFTC agrees that it will also act as agent in connection with Fund's periodic withdrawal payment accounts and other open accounts or similar plans for shareholders, if any.

     C. Fund agrees to deliver or to cause to be delivered to IFTC in Kansas City, Missouri, all of its shareholder account records.

     D. IFTC, utilizing TA2000/TM/, a computerized data processing recordkeeping system for securityholder accounting, shall perform the following services as transfer, paying and shareholders' servicing agent for the Fund, and as agent of the Fund for shareholder accounts thereof, in a timely manner: issuing (including countersigning), transferring and canceling share certificates; answering and responding to telephone inquiries from shareholders and broker-dealers; maintaining all shareholder accounts; providing transaction journals; preparing shareholder meeting lists, mailing proxies and proxy materials, receiving and tabulating proxies, and certifying the shareholder votes in the Fund; mailing shareholder reports and prospectuses; withholding, as required by Federal law, taxes on shareholder accounts, disbursing income dividends and capital gains distributions to shareholders, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042S and backup withholding as instructed by the Fund and as required for all shareholders; preparing and mailing confirmation forms to shareholders and dealers, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders' accounts; recording reinvestment of dividends and distributions in shares of the Fund; providing or making available on-line daily and monthly reports as provided by the mutual fund processing system utilized by IFTC (the "TA2000/TM/ System") and as requested by the Fund or its management company; maintaining those records necessary to carry out IFTC's duties hereunder, including all information reasonably required by the Fund to account

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          for all transactions in Fund shares, calculating the appropriate sales charge with respect to each purchase of Fund shares as set forth in the prospectus for the Fund, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules delivered to IFTC by the Fund's principal underwriter or distributor (hereinafter "principal underwriter") from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of shareholder statements to shareholders and registered representatives of dealers in accordance with the shareholders' or the Fund's instructions; processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by the Fund or its agents); causing exchanges of shares to be executed in accordance with shareholders' and the Fund's instructions, the prospectus and the exchange privilege as set forth in the applicable application; transferring monies to and receiving monies from the Fund's Custodian, as appropriate; and interfacing with and receiving, providing and processing information as appropriate in connection with programs offered by the National Securities Clearing Corporation ("NSCC") to the extent the Fund has elected and executed the appropriate agreements with NSCC.

     E. IFTC shall use reasonable efforts to provide, reasonably promptly under the circumstances, services with respect to any new, additional Fund functions or features or any changes or improvements to existing Fund functions or features provided for in Fund's instructions or prospectus, as amended from time to time, provided (i) IFTC is advised, a reasonable time in advance, by the Fund of any changes therein and (ii) the TA2000/TM/ System and mode of operations utilized by IFTC as then constituted

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          supports such additional functions and features. If any addition to, improvement of or change in the Fund features and functions currently provided or the operations as requested by the Fund requires an enhancement or modification to the TA2000/TM/ System or to operations as then conducted by IFTC, IFTC shall not be liable therefor until such modification or enhancement is installed on the TA2000/TM/ System or new mode of operation is instituted. If any new or additional Fund function or feature, change or improvement to existing Fund functions or features, or new service or change in mode of operation required by the Fund increases IFTC's cost of performing the services required hereunder at the then current level of service, IFTC shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or changed method of service, IFTC shall be entitled to increase its fees by the amount of the increase in costs.

     F. To the extent that the Fund requests IFTC to perform any of the foregoing services in a manner not consistent with utilization of TA2000/TM/ or IFTC's usual processing procedures or to the extent the Fund requests performance of additional services not enumerated above, IFTC and the Fund shall mutually agree as to the services to be accomplished, the manner of accomplishment and the compensation to which IFTC shall be entitled with respect thereto.

5.   Compensation and Expenses.

     A. In consideration for its services hereunder as Transfer Agent and Paying Agent, Fund will pay to IFTC such compensation as shall be set forth in a separate fee schedule to be agreed to by Fund and IFTC from time to time. A copy of the initial fee schedule is attached hereto and incorporated herein by reference. IFTC may charge against any monies held by it for the Fund, the amount of any compensation and/or loss, damage, liability, advance, overdraft or expense for which it shall be entitled to payment or reimbursement from the Fund.

     B. The Fund also agrees promptly to reimburse IFTC for all reasonable out-of-pocket expenses or disbursements incurred by IFTC in connection with the performance of services under this Agreement including, but not limited to, expenses for postage,

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          express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationary supplies, counsel fees, outside printing and mailing firms (including Output Technology, Inc. and Support Resources, Inc.), magnetic tapes, reels or cartridges (if sent to a Fund or to third party at the Fund's request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund's request at the Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between Fund and its agents, on one hand, and IFTC on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and NSCC transaction fees to the extent any of the foregoing are paid by IFTC. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by IFTC at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

     C. Amounts due hereunder shall be due and paid by the Fund on or before the thirtieth (30th) day after the date of the statement therefor (the "Due Date"). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by IFTC on or before the Due Date will give rise to costs to IFTC not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 5.D. hereof, in the event that any amounts due hereunder are not received by IFTC by the Due Date, the Fund shall pay a late charge equal to the rate set forth in the Fee Schedule. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's or IFTC's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

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     D.   In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify IFTC in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth
          (5th) business day after the day on which IFTC provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

6.   Operation of IFTC System.

     In connection with the performance of its services under this Agreement, IFTC is responsible for such items as:

     A. That entries in IFTC's records and in the Fund's records on the TA2000/TM/ System created by IFTC reflect the orders, instructions, and other information received by IFTC from broker-dealers, shareholders, the Fund, the Fund's principal underwriter or Fund's investment adviser;

     B. That shareholder lists, shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data be available and accurately reflect the data in the Fund's records on the TA2000/TM/ System;

     C. The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund's records on the TA2000/TM/ System;

     D. That redemption transactions and payments be effected timely and accurately in accordance with redemption instructions received by IFTC from dealers, shareholders, the Fund or the Fund's principal underwriter and the data in the Fund's records on the TA2000/TM/ System;

     E. The deposit daily in the Fund's appropriate special bank account of all checks and payments received by IFTC from NSCC, broker-dealers or shareholders for investment in shares;

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     F.   Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, IFTC will not assume one hundred percent (100%) responsibility for losses resulting from "as of's" due to clerical errors or misinterpretations of shareholder instructions, but IFTC will discuss with the Fund IFTC's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where IFTC in its discretion deems that to be appropriate;

     G. The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of shareholder accounts transfers, redemptions and other shareholder account transactions, all in conformance with IFTC's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, and Signature Guarantee Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or principal underwriter, or their or IFTC's counsel (the "Procedures") and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

     H. The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any; and

     I. The maintenance of a current, duplicate set of the Fund's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

7.   Indemnification.

     A. IFTC shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. IFTC shall be presumed to have used reasonable care, due diligence and acted in good faith (i) if it has acted in accordance with the Procedures, copies of which have been provided to the Fund and have been reviewed and approved by Fund counsel, or (ii) if any deviation from such Procedures was approved by the Fund, Fund's counsel or IFTC's counsel. The Procedures may

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          be amended from time to time with approval of IFTC's counsel or the
          Fund. IFTC shall not be responsible for, and the Fund shall indemnify and hold IFTC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against IFTC, incurred by IFTC or for which IFTC may be held to be liable, arising out of or attributable to:

          (1) All actions of IFTC required to be taken by IFTC pursuant to this Agreement, provided that IFTC has acted in good faith and with due diligence and reasonable care;

          (2) The Fund's refusal or failure to comply with the terms of this Agreement (including without limitation the Fund's failure to pay or reimburse IFTC under this indemnification provision), the Fund's negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;

          (3) The good faith reliance on, or the carrying out of, any written or recorded oral instructions or requests of persons designated by the Fund in writing from time to time as authorized to give instructions on its behalf or representatives of the Fund's investment adviser, sponsor or principal underwriter or IFTC's good faith reliance on, or use of, information, data, records and documents received from, or which have been prepared and/or maintained by the Fund, its investment adviser, its sponsor or its principal underwriter;

          (4) Defaults by dealers or shareowners with respect to payment for share orders previously entered;

          (5) The offer or sale of the Fund's shares in violation of any requirement under federal or state securities laws or regulations or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such shares (unless such violation results from IFTC's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales to residents of such state be input into the Funds securityholder records);

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          (6)   The Fund's errors and mistakes in the use of the TA2000/TM/
                System, the data center, computer and related equipment used to access the TA2000/TM/ System (the "TA2000/TM/ Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;

          (7) Errors, inaccuracies, out-of-balance conditions and omissions in, or errors, inaccuracies or omissions of IFTC arising out of or resulting from such errors, inaccuracies, out-of-balance conditions and omissions in, the Fund's records, shareholder and other records, delivered to IFTC hereunder by the Fund or its prior agent(s); and

          (8) Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 20 hereof.

     B. Except where IFTC is entitled to indemnification under Section 7.A. hereof, IFTC shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of IFTC's failure to comply with the terms of this Agreement or arising out of or attributable to IFTC's negligence or willful misconduct or breach of any representation or warranty of IFTC hereunder. Notwithstanding anything herein to the contrary, IFTC will not indemnify or hold the Fund harmless as to losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or resulting from "as of's" due to clerical errors or misinterpretations of shareholder instructions, but IFTC will discuss with the Fund on a case-by-case basis the possibility of IFTC's accepting liability for a particular "as of" and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where IFTC in its discretion deems that to be appropriate.

     C. EXCEPT FOR VIOLATIONS OF SECTION 22, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL OR PUNITIVE DAMAGES FOR

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          ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN
          IF ADVISED OF THE POSSIBILITY THEREOF.

8.   Certain Covenants of IFTC and Fund.

     A. All requisite steps will be taken by Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which Fund's shares shall at the time be offered for sale and require registration. If at any time Fund will receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund's shares, Fund will give prompt notice thereof to IFTC.

     B. IFTC hereby agrees to perform such transfer agency functions as are set forth in section 4.D. above and establish and maintain facilities and procedures for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.

     C. To the extent required by Section 31 of the Investment Company Act of 1940 (the "1940 Act") as amended and Rules thereunder, IFTC agrees that all records maintained by IFTC relating to the services to be performed by IFTC under this Agreement are the property of Fund and will be preserved for the period required by the 1940 Act or such longer period as the Fund may require in writing and will be surrendered promptly to Fund on request.

     D. IFTC will permit Fund and its authorized accountants, upon the execution of IFTC's Confidentiality Agreement, to make periodic inspections and audits of its operations as such would involve the Fund at reasonable times during business hours.

9.   Recapitalization or Readjustment.

     In case of any recapitalization, readjustment or other change in the capital structure of Fund requiring a change in the form of stock certificates, IFTC will issue or register certificates in

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     the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:

     A.   Written instructions from an officer of Fund; and

     B. Specimens and a sufficient working supply of the new certificates in the form approved by the Board of Directors of Fund, with a certificate of the Secretary of Fund as to such approval.

10.  Stock Certificates.

     Fund will furnish IFTC with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of IFTC. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof.

11.  Death, Resignation or Removal of Signing Officer.

     Fund will file promptly with IFTC written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer. In case any officer of Fund who will have signed manually or whose facsimile signature will have been affixed to blank stock certificates will die, resign, or be removed prior to the issuance of such certificates, IFTC may issue or register such stock certificates as the stock certificates of Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by Fund in writing. In the absence of such direction, Fund will file promptly with IFTC such approval, adoption, or ratification as may be required by law.

12.  Future Amendments of Charter and Bylaws.

     Fund will promptly file with IFTC copies of all material amendments to its Articles of Incorporation or bylaws made after the date of this Agreement.

13.  Instructions, Opinion of Counsel and Signatures.

     At any time IFTC may apply to any person authorized by the Fund to give instructions to IFTC, or, at the expense of the Fund, may consult with legal counsel for Fund or, at the expense of the Fund and with the approval of a Fund officer, may consult with its own legal counsel with respect to any matter arising in connection with the agency and it will not be

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     liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. IFTC will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person until receipt of written notice thereof from Fund. It will also be protected in recognizing stock certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

14.  Papers Subject to Approval of Counsel.

     The acceptance by IFTC of its appointment as transfer agent, agent and depository and all documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for IFTC (which approval will be not unreasonably withheld).

15.  Certification of Documents.

     The required copy of the articles of incorporation of Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the state of incorporation, and if such articles of incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to IFTC. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of Fund, will be certified by the secretary or an assistant secretary of Fund under the Fund's seal.

16.  Records.

     IFTC will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.

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17.  Disposition of Books, Records and Canceled Certificates.

     IFTC may send periodically to Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes and stock certificates which have been canceled in transfer or in exchange, upon the understanding that such books, documents, records, and stock certificates will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the Securities Exchange Act of 1934. Such materials will not be destroyed by Fund without the consent of IFTC (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

18.  Provisions Relating to IFTC as Transfer Agent.

     A. IFTC will make original issues of stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, an opinion of counsel and other documents as outlined in paragraph 1. of this Agreement, a sufficient supply of blank stock certificates and necessary funds for the payment of any original issue tax.

     B. Before making any original issue of certificates Fund will furnish IFTC with sufficient funds to pay all required taxes on the original issue of the stock, if any. Fund will furnish IFTC such evidence as may be required by IFTC to show the actual value of the stock. Fund shall be responsible for ascertaining if any taxes are required to be paid and, if so, for paying such taxes.

     C. Shares of stock will be transferred and new certificates issued in transfer, or shares of stock accepted for redemption and funds remitted therefor, upon surrender of the old certificates in form deemed by IFTC properly endorsed for transfer or redemption accompanied by such documents as IFTC may deem necessary to evidence that authority of the person making the transfer or redemption, and bearing satisfactory evidence of the payment of any applicable stock transfer taxes. IFTC reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature by an eligible guarantor institution, as

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          that term is defined in Rule 17Ad-15, adopted under the Securities
          Exchange Act of 1934, and as implemented by IFTC's Signature Guarantee Procedures. IFTC also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. IFTC may, in effecting transfers or redemptions, rely upon Simplification Acts or other statutes which protect it and Fund in not requiring complete fiduciary documentation. In cases in which IFTC is not directed or otherwise required to maintain the consolidated records of shareholder's accounts, IFTC will not be liable for any loss which may arise by reason of not having such records.

     D. When mail is used for delivery of stock certificates, IFTC will forward stock certificates in "nonnegotiable" form by first class or registered mail and stock certificates in "negotiable" form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by IFTC.

     E. IFTC will issue and mail subscription warrants, certificates representing stock dividends, exchanges or split ups, or act as conversion agent upon receiving written instructions from any officer of Fund and such other documents as IFTC deems necessary.

     F. IFTC will issue, transfer, and split up certificates and will issue certificates of stock representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to IFTC for that purpose upon receiving written instructions from an officer of Fund and such other documents as IFTC may deem necessary.

     G. IFTC may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from Fund and indemnity satisfactory to IFTC and Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates.

     H. IFTC will supply a shareholder's list to Fund for its annual meeting upon receiving a request from an officer of Fund. It will also supply lists at such other times as may be requested by an officer of Fund.

     I. Upon receipt of written instructions of an officer of Fund, IFTC will address and mail notices to shareholders.

     J. In case of any request or demand for the inspection of the stock books of Fund or any other books in the possession of IFTC, IFTC will endeavor to notify Fund and to secure instructions as to permitting or refusing such inspection. IFTC reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

19.  Provisions Relating to Paying Agency.

     A. IFTC will, at the expense of Fund, provide a special form of check containing the imprint of any device or other matter desired by Fund. Said checks must, however, be of a form and size convenient for use by IFTC.

     B. If Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to IFTC within a reasonable time prior to the date of mailing of the dividend checks, at the expense of Fund.

     C. If Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to IFTC but the size and form of said envelopes will be subject to the approval of IFTC. If stamped envelopes are used, they must be furnished by Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by Fund.

     D. IFTC will open and maintain in its banking department one or more non-interest bearing deposit accounts as agent for Fund, into which the moneys received for the account of the Fund for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn. If IFTC shall in its sole discretion advance funds to or for the account of Fund which results in an overdraft in any such account because the monies held therein by IFTC on behalf of Fund are insufficient to pay the total amount payable from such account for any reason, the amount of the overdraft shall be payable by Fund to IFTC upon demand together with the overdraft charge set forth in the then-current fee schedule from the date advanced until the date final payment is received.

     E. IFTC is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

20.  Assumption of Duties By the Fund or Agents Designated By the Fund.

     A. The Fund, its designated agents other than IFTC or any subcontractor employed by the Fund or IFTC at the direction or request of the Fund may assume certain duties and responsibilities of IFTC or those services of Transfer Agent and Paying Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to: answering and responding to telephone inquiries from shareholders and broker-dealers; accepting shareholder and broker instructions (both oral and written) and transmitting orders or directions based on such instructions to IFTC; preparing and mailing confirmations; obtaining certified TIN numbers; establishing shareholder accounts on the TA2000/TM/ System, classifying the status of shareholders and shareholder accounts under applicable tax law and assigning social codes and Taxpayer Identification Number codes thereto; and disbursing monies of the Fund. Any assumption of duties and responsibilities and any amendments thereto must be embodied in writing and signed by both parties.

     B. To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, IFTC shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 7 hereof.

21.  Termination of Agreement.

     A. This Agreement shall remain in full force and effect for a period of two (2) years, the initial term of this Agreement, and thereafter shall automatically extend for additional, successive twelve (12) month terms upon the expiration of any term hereof, unless terminated at any time after the initial term by either party by delivery of six
          (6) months prior written notice of termination to the other party.

     B. Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

          (1) Any interruption or cessation of operations by the other party or its assigns which materially interferes with the business operation of the first party;

          (2) The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns;

          (3) Any merger, consolidation or sale of substantially all the assets of the other party or its assigns; or

          (4) Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party.

     C. In the event of termination, Fund will promptly pay IFTC all amounts due to IFTC hereunder.

     D. In the event of termination, IFTC will use its best efforts to transfer the books and records of the Fund to the designated successor transfer agent and to provide other information relating to its service provided hereunder for reasonable compensation therefore.

22.  Confidentiality.

     A. IFTC agrees that, except as provided in the last sentence of Section 19.J hereof, or as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of Fund.

     B. Fund agrees to keep confidential all financial statements and other financial records and all manuals, systems and other technical information and data, not publicly disclosed, relating to IFTC's operations and programs furnished to it by IFTC pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of IFTC.

     C. The Fund acknowledges that IFTC and DST Systems, Inc. (DST) have proprietary rights in and to the TA2000/TM/ System, including, without limitation any changes or modifications thereto and any other IFTC or DST programs, code, techniques, know-how, data bases, supporting documentation, data formats, or procedures ("collectively IFTC Protected Information") which the Fund's access to the TA2000/TM/ System or TA2000/TM/ Facilities may permit the Fund or its employees or agents to become aware of or to access and that the IFTC Protected Information constitutes confidential material and trade secrets of IFTC. The Fund agrees to maintain the confidentiality of the IFTC Protected Information. The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of IFTC Protected Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. The Fund will advise all of its employees and agents who have access to any IFTC Protected Information or to any computer equipment capable of accessing IFTC or DST hardware or software of the foregoing. DST is intended to be, and shall be, a third party beneficiary of the Fund's obligations and undertakings contained in this Section.

23.  Changes and Modifications.

     A. During the term of this Agreement IFTC will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST or IFTC may make to its shareholder/transfer agent processing system in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST or IFTC clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay IFTC promptly for modifications and improvements which are charged for separately at the rate provided for in DST's or IFTC's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

     B. IFTC shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000/TM/ System or the TA2000/TM/ Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and IFTC provides the Fund with revised operating procedures and controls.

     C. All enhancements, improvements, changes, modifications or new features added to the TA2000/TM/ System or otherwise made available by IFTC for use in connection with the business of the Fund however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc. and IFTC.

24.  Subcontractors.

     The Fund acknowledges that IFTC intends to subcontract certain obligations hereunder to affiliated entities and consents to such subcontracting on condition that IFTC shall remain fully responsible and liable for the complete and proper performance of IFTC's obligations hereunder, that all acts and omissions of any such subcontractor hereunder shall for all purposes hereof be considered and deemed to be acts or omissions of IFTC and that the Fund shall be fully responsible and liable hereunder to IFTC as if no subcontract had occurred and such obligations had been performed by IFTC itself. Nothing herein shall impose any duty upon IFTC in connection with or make IFTC liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, courier or next day delivery services, shipping companies, the U.S. mails or telecommunication companies, provided that, if IFTC selected such company, IFTC shall have exercised due care in selecting the same.

25.  Force Majeure.

     IFTC shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to IFTC's control which prevents or hinders IFTC's performance hereunder.

26.  Limitations on Liability.

     A. If Fund is comprised of more than one Portfolio, each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

     B. Notice is hereby given that a copy of Fund's Trust Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of Fund by the undersigned duly authorized representative of Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of Fund and shall not be binding upon any trustee, officer or shareholder of Fund individually.

27.  Miscellaneous.

     A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, without reference to the choice of law provisions thereof.

     B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. The representations and warranties, the indemnification extended hereunder, and the provisions of Sections 22 and 26 are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed each party hereto.

     E. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     F. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     G. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     H. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

     I. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Fund and IFTC. It is understood and agreed that all services performed hereunder by IFTC shall be as an independent contractor and not as an employee of the Fund. This Agreement is between IFTC and the Fund and, except with respect to DST Systems, Inc. under Section 22 C hereof, neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

     J. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     K. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     L. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

     WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

                                         INVESTORS FIDUCIARY TRUST COMPANY



                                         By: __________________________________

                                         Title: _______________________________



                                         ARIEL GROWTH FUND



                                         By: __________________________________

                                         Title: _______________________________